Exhibit 99.2

FTS INTERNATIONAL, INC.

2018 EQUITY AND INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AGREEMENT

This AGREEMENT (this “Agreement”) is made as of February 6, 2018 (the “Date of Grant”), by and between FTS International, Inc., a Delaware corporation (the “Company”), and [•] (the “Grantee”).

1.                                      Certain Definitions.  Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2018 Equity and Incentive Compensation Plan (the “Plan”).

2.                                      Grant of RSUs.  Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee [•] Restricted Stock Units (the “RSUs”).  Each RSU shall represent the right of the Grantee to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement.

3.                                      Restrictions on Transfer of RSUs.  Neither the RSUs evidenced hereby nor any interest therein or in the shares of Common Stock underlying such RSUs shall be transferable prior to payment to the Grantee pursuant to Section 7 hereof, other than as described in Section 15 of the Plan.

4.                                      Vesting of RSUs.  Subject to the terms and conditions of Sections 5 and 6 hereof, the RSUs covered by this Agreement shall become nonforfeitable and payable to the Grantee pursuant to Section 7 hereof with respect to 25% of the RSUs on the first anniversary of the Date of Grant, 25% of the RSUs on the second anniversary of the Date of Grant, 25% of the RSUs on the third anniversary of the Date of Grant, and 25% of the RSUs on the fourth anniversary of the Date of Grant (each such date, a “Vesting Date”), if the Grantee remains in the continuous employ of the Company or any Subsidiary as of each such Vesting Date.

5.                                      Accelerated Vesting of RSUs.  Notwithstanding the provisions of Section 4 hereof, the RSUs covered by this Agreement will become nonforfeitable and payable to the Grantee pursuant to Section 7 hereof upon the occurrence of any of the following events at a time when the RSUs have not been forfeited (to the extent the RSUs have not previously become nonforfeitable) as set forth below.

(a)                                 All of the RSUs shall become nonforfeitable and payable to the Grantee pursuant to Section 7 hereof if the Grantee should die, become Disabled, is terminated without Cause or the Grantee terminates employment for Good Reason prior to the final Vesting Date while the Grantee is continuously employed by the Company or any of its Subsidiaries.

(b)                                 In the event of a Change in Control that occurs prior to the final Vesting Date, the RSUs shall become nonforfeitable and payable as follows:

(i)                                     The RSUs will become nonforfeitable and payable to the Grantee pursuant to Section 7 hereof, except to the extent that a Replacement Award is provided to the Grantee to continue, replace or assume the RSUs covered by this Agreement (the “Replaced Award”).

(ii)                                  If, after receiving a Replacement Award, the Grantee experiences a termination of employment with the Company or a Subsidiary (or any of their successors) (as applicable, the “Successor”) by reason of a termination by the Successor without Cause or by the Grantee for Good Reason, in each case within a period of two years after the Change in Control and during the remaining vesting period for the Replacement Award, the Replacement Award shall become nonforfeitable and payable with respect to the time-based restricted stock units covered by such Replacement Award upon such termination.

(iii)                               If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding RSUs that at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be nonforfeitable at the time of such Change in Control.

(c)                                  For purposes of this Agreement, the following definitions apply:

(i)                                     “Cause” shall mean (A) the willful and continued failure of Grantee to perform his material job duties with the Company or one of its Subsidiaries (other than any such failure resulting from becoming Disabled), after a written demand for substantial performance is delivered to Grantee by the Company which specifically identifies the manner in which the Company believes that Grantee has not substantially performed Grantee’s duties and Grantee has had an opportunity for 30 days to cure such failure after receipt of such written demand; (B) engaging in an act of fraud, embezzlement, misappropriation or theft which results in damage to the Company or any of its Subsidiaries; (C) conviction of Grantee of, or Grantee pleading guilty or nolo contendere to, a felony (other than a violation of a motor vehicle or moving violation law) or a misdemeanor if such misdemeanor (1) materially damages the Company or any of its Subsidiaries or (2) involves the commission of a criminal act against the Company or any of its Subsidiaries; or (D) the breach by Grantee of any material provision of, or inaccuracy in any material respect of any representation made by Grantee in, the Company’s policies that is not cured within 30 days of written notice from the Company setting forth with reasonable particularity such breach or inaccuracy, provided that, if such breach or inaccuracy is not capable of being cured within 30 days after receipt of such notice, Grantee shall not be entitled to such cure period.

(ii)                                  “Change in Control” shall have the meaning set forth in Section 12 of the Plan, except that a Change in Control shall not be deemed to have occurred if either (A) Temasek Holdings (Private) Limited and each of its Affiliates (but not including any of its portfolio companies) or (B) Chesapeake Energy Corporation and each of its controlled Affiliates become, or continue to be, the beneficial owner of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities.

(iii)                               “Disabled” shall have the meaning set forth under applicable state or federal law, and no reasonable accommodation can be provided without undue hardship to the Company.

(iv)                              “Good Reason” shall mean, without the Grantee’s consent: (A) a material reduction in Grantee’s base salary, other than pursuant to a reduction applicable to all executives or employees of the Company generally; (B) a move of Grantee’s primary place of work more than 50 miles from its current location; or (C) a material diminution in Grantee’s normal duties and responsibilities, including, but not limited to, the assignment without Grantee’s consent of any diminished duties and responsibilities which are inconsistent with Grantee’s positions, duties and responsibilities with the Company and its Subsidiaries on the date of this Agreement, or a materially adverse change in Grantee’s reporting responsibilities or titles as in effect on the date of this Agreement, or any removal of Grantee from or any failure to re-elect Grantee to any of such positions, except in connection with the termination of the Grantee’s employment for Cause or upon death, the Grantee becoming Disabled, voluntary resignation or other termination of employment by the Grantee without Good Reason;

provided that, in each case, Grantee must provide at least 30 days’ prior written notice of termination for Good Reason within 30 days after the event that Grantee claims constitutes Good Reason, and the Company shall have the opportunity to cure such circumstances within 30 days of receipt of such notice.  For the avoidance of doubt, Good Reason shall not exist hereunder unless and until the 30 day cure period following receipt by the Company of Grantee’s written notice expires and the Company shall not have cured such circumstances, and in such case Grantee’s employment shall terminate for Good Reason on the day following expiration of such 30 day notice period.

(v)                                 “Replacement Award” shall mean an award (1) of the same type (e.g., time-based restricted stock units) as the Replaced Award, (2) that has a value at least equal to the value of the Replaced Award, (3) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (4) if the Grantee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of the Replaced Award, and (5) the other terms and conditions of which are not less favorable to the Grantee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code.  Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied.  The determination of whether the conditions of this Section 5(c)(v) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

6.                                      Forfeiture of Awards.  Except to the extent the RSUs covered by this Agreement have become nonforfeitable pursuant to Sections 4 or 5 hereof, the RSUs covered by this Agreement shall be forfeited automatically and without further notice, and shall no longer be considered covered by this Agreement, on the date that the Grantee ceases to be an employee of the Company or any Subsidiary.

7.                                      Form and Time of Payment of RSUs.  Payment in respect of the RSUs, after and to the extent they have become nonforfeitable, shall be made in the form of shares of Common Stock.  Payment shall be made within ten days following the date that the RSUs become nonforfeitable pursuant to Section 4 or 5 hereof.  Elections by the Grantee to defer receipt of the shares of Common Stock when the RSUs become nonforfeitable beyond the date of payment provided herein may be permitted in the discretion of the Committee pursuant to procedures established by the Committee in compliance with the requirements of Section 409A of the Code.

8.                                      Dividend Equivalents; Other Rights.

(a)                                 The Grantee shall have no rights of ownership in the shares of Common Stock underlying the RSUs and no right to vote the shares of Common Stock underlying the RSUs until the date on which the shares of Common Stock underlying the RSUs are issued or transferred to the Grantee pursuant to Section 7 hereof.

(b)                                 From and after the Date of Grant and until the earlier of (i) the time when the RSUs become nonforfeitable and are paid in accordance with Section 7 hereof or (ii) the time when the Grantee’s right to receive shares of Common Stock in payment of the RSUs is forfeited in accordance with Section 6 hereof, on the date that the Company pays a cash dividend (if any) to holders of shares of Common Stock generally, the Grantee shall be paid cash per RSU equal to the amount of such dividend.

(c)                                  The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Common Stock in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

9.                                      No Employment Contract.  Nothing contained in this Agreement shall confer upon the Grantee any right to be employed or remain employed by the Company or any Subsidiary, nor limit or affect in any manner the right of the Company or any Subsidiary to terminate the employment or adjust the compensation of the Grantee.

10.                               Adjustments.  The number of shares of Common Stock issuable for each RSU and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 11 of the Plan.

11.                               Withholding Taxes.  To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the delivery to the Grantee of shares of Common Stock or any other payment to the Grantee or any other payment or vesting event under this Agreement, it shall be a condition to the obligation of the Company to make any such delivery or payment that the Grantee make payment of the balance of such taxes or other amounts required to be withheld.  The withholding requirement will be satisfied by retention by the Company of a portion of the shares of Common Stock or cash to be delivered to the Grantee or, subject to approval by the Committee and upon Grantee’s election, by delivering to the Company other shares of Common Stock held by the Grantee.  Any shares so retained shall be credited against such withholding requirement at the Market Value per Share on the date of such delivery.  In no event will the Market Value per Share to be withheld and/or delivered pursuant to this Section 11 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld, unless (a) an additional amount can be withheld and not result in adverse accounting consequences and (b) it is permitted by the Committee for a Grantee who is an “executive officer” under Item 401(b) of Regulation S-K under the Exchange Act.

12.                               Compliance With Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any of the shares of Common Stock pursuant to this Agreement if the issuance thereof would result in violation of any such law.

13.                               Relation to Other Benefits.  Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any Subsidiary.

14.                               Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded, including as a result of the implementation of any recoupment policy the Company adopts to comply with the requirements set forth in Section 10D of the Exchange Act.

15.                               Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

16.                               Relation to Plan.  This Agreement is subject to the terms and conditions of the Plan.  In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern.  The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.

17.                               Successors and Assigns.  Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

18.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

19.                               Notices. All notices, demands and other communications required or permitted hereunder or designated to be given with respect to the rights or interests covered by this Agreement shall be deemed to have been properly given or delivered when delivered personally or sent by certified or registered mail, return receipt requested, U.S. mail or reputable overnight carrier, with full postage prepaid and addressed to the parties as follows:

If to the Company, at:	777 Main Street, Suite 2900
Fort Worth, TX 76102
Attention: General Counsel

If to Grantee, at:	Grantee’s last known address reflected on the Payroll records of the Company

The Company may change the above designated address by notice to the Grantee.  The Grantee will maintain a current address with the payroll records of the Company.

20.                               Electronic Delivery.  The Company may, in its sole discretion, deliver any documents related to the RSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means.  The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

21.                               No Right to Future Awards.  The grant of the RSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards.

22.                               Other Agreements.  In connection with the delivery to the Grantee of shares of Common Stock or any other payment to the Grantee or any other payment or vesting event under this Agreement, it shall be a condition to the obligation of the Company to make any such delivery or payment that the Grantee execute a (a) non-competition agreement in substantially the form required by the Company for other Grantees receiving delivery or payment under the Plan and (b) lock-up agreement restricting sales and other transactions with respect to shares of Common Stock received under this Agreement for a period of one year after the Vesting Date.

23.                               Compliance With Section 409A of the Code.  To the extent applicable, it is intended that any amounts payable under this Agreement and the Plan, and the Company’s and the Grantee’s exercise of authority or discretion hereunder, be exempt from or comply with the provisions of Section 409A of the Code so as to not subject the Grantee to the payment of the additional tax, interest and any tax penalty which may be imposed under Section 409A of the Code.  In furtherance of this intent, to the extent that any provision hereof would result in the Grantee being subject to payment of the additional tax, interest and tax penalty under Section 409A of the Code, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Section 409A of the Code; and thereafter interpret its provisions in a manner that complies with Section 409A of the Code.  Each payment under this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.  Notwithstanding the foregoing, no particular tax result for the Grantee with respect to any income recognized by the Grantee in connection with this Agreement is guaranteed, and the Grantee shall be responsible for any taxes, penalties and interest imposed on the Grantee under or as a result of Section 409A of the Code in connection with this Agreement.

24.                               Interpretation.  Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to Section 409A of the Code by the U.S. Department of the Treasury or the Internal Revenue Service.  Except as expressly provided in this Agreement, capitalized terms used herein will have the meaning ascribed to such terms in the Plan.

25.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has executed this Agreement, as of the Date of Grant first written above.

FTS INTERNATIONAL, INC.

By:
Name:
Title:

GRANTEE’S SIGNATURE

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